Exhibit 12


                                NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                               (In millions)

                                                                               Year
                                                      1995        1994        1993        1992        1991


Earnings
   Earnings before Interest Expense,
    Extraordinary Item and Cumulative
    Effect of Change in Accounting Principle         $659.4      $637.3      $281.3      $676.3      $507.7

   Federal, State and Local Income Taxes              312.5       268.2       (39.1)      240.9       135.9

   Estimated Interest Portion of Rental Expense*       28.0        28.3        27.8        30.2        30.7
                                                     ------      ------      ------      ------      ------
      Total Earnings*                                $999.9      $933.8      $270.0      $947.4      $674.3
                                                     ======      ======      ======      ======      ======

Fixed Charges
   Total Interest Deductions                         $153.9      $163.0      $175.0      $189.7      $191.2
   Estimated Interest Portion of Rental Expense*       28.0        28.3        27.8        30.2        30.7
                                                     ------      ------      ------      ------      ------
      Total Fixed Charges*                           $181.9      $191.3      $202.8      $219.9      $221.9
                                                     ======      ======      ======      ======      ======

Ratio of Earnings to Fixed Charges                     5.50        4.80        1.33        4.31        3.04
                                                     ======      ======      ======      ======      ======

* Restated to conform to current year's presentation.




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